                     TruServ Corporation
      Variable Denomination Floating Rate Demand Notes

            Supplement No.54  Dated February 5, 2001
                             to
 Prospectus Dated June 18, 1999, as heretofore supplemented


The current interest rate payable on the Company's
Variable Denomination Floating Rate Demand Notes is 5.67%.